Exhibit 99.4

VICI Properties LP and Subsidiaries - Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of the financial condition and results of operations of VICI Properties L.P. should be read in conjunction with the audited consolidated Financial Statements and notes thereto included in Exhibit 99.1 of this Current Report on Form 8-K. Some of the information contained in this discussion and analysis, including information with respect to our business and growth strategies, statements regarding the industry outlook and our expectations regarding the future performance of our business contained herein are forward-looking statements. You should review the “Risk Factors” section in Item 1A of the most recent VICI Properties Inc. Annual Report on Form 10-K for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by such forward-looking statements.

In this discussion, the words “Partnership,” “we,” “our,” and “us” refer to VICI Properties L.P. and its subsidiaries, on a consolidated basis, unless otherwise stated or the context requires otherwise.

We refer to (i) our consolidated Financial Statements as our “Financial Statements,” (ii) our consolidated Balance Sheets as our “Balance Sheet,” (iii) our consolidated Statements of Operations and Comprehensive Income as our “Statement of Operations,” and (iv) our consolidated Statement of Cash Flows as our “Statement of Cash Flows.” References to numbered “Notes” refer to the Notes to our Financial Statements.

“2025 Notes” refers to $750.0 million aggregate principal amount of 3.500% senior unsecured notes due 2025 issued by us and VICI Note Co. Inc., as Co-Issuer, in February 2020.

“2026 Notes” refers to $1.25 billion aggregate principal amount of 4.250% senior unsecured notes due 2026 issued by us and VICI Note Co. Inc., as Co-Issuer, in November 2019.

“2027 Notes” refers to $750.0 million aggregate principal amount of 3.750% senior unsecured notes due 2027 issued by us and VICI Note Co. Inc., as Co-Issuer, in February 2020.

“2029 Notes” refers to $1.0 billion aggregate principal amount of 4.625% senior unsecured notes due 2029 issued by us and VICI Note Co. Inc., as Co-Issuer, in November 2019.

“2030 Notes” refers to $1.0 billion aggregate principal amount of 4.125% senior unsecured notes due 2030 issued by us and VICI Note Co. Inc., as Co-Issuer, in February 2020.

“Apollo” refers to Apollo Global Management, Inc., a Delaware corporation, and, as the context requires, certain of its subsidiaries and affiliates.

“BREIT JV” refers to the joint venture between MGP and Blackstone Real Estate Income Trust, Inc. in which we will retain MGP’s existing 50.1% ownership stake following the closing of the MGP Transactions.

“Caesars” refers to Caesars Entertainment, Inc., a Delaware corporation, formerly Eldorado, following the consummation of the Eldorado/Caesars Merger on July 20, 2020 and Eldorado’s conversion to a Delaware corporation.

“Caesars Forum Convention Center” refers to the Caesars Forum Convention Center in Las Vegas, Nevada, and the approximately 28 acres of land upon which the Caesars Forum Convention Center is built and/or otherwise used in connection with or necessary for the operation of the Caesars Forum Convention Center.

“Caesars Lease Agreements” refer collectively to (i) prior to the consummation of the Eldorado Transaction, the CPLV Lease Agreement, the Non-CPLV Lease Agreement, the Joliet Lease Agreement and the HLV Lease Agreement, and (ii) from and after the consummation of the Eldorado Transaction, the Las Vegas Master Lease Agreement, the Regional Master Lease Agreement and the Joliet Lease Agreement, in each case, unless the context otherwise requires.

“Caesars Southern Indiana” refers to the real estate assets associated with the Caesars Southern Indiana Casino and Hotel, located in Elizabeth, Indiana, the operations of which were purchased by EBCI from Caesars on September 3, 2021, and which retained the Caesars brand name in accordance with the terms of a licensing agreement negotiated between EBCI and Caesars.

“Century Casinos” refers to Century Casinos, Inc., a Delaware corporation, and, as the context requires, its subsidiaries.

“Century Portfolio” refers to the real estate assets associated with the (i) Mountaineer Casino, Racetrack & Resort located in New Cumberland, West Virginia, (ii) Century Casino Caruthersville located in Caruthersville, Missouri and (iii) Century Casino Cape Girardeau located in Cape Girardeau, Missouri, which we purchased on December 6, 2019.

“Century Portfolio Lease Agreement” refers to the lease agreement for the Century Portfolio, as amended from time to time.

“Co-Issuer” refers to VICI Note Co. Inc., a Delaware corporation, and co-issuer of the Senior Unsecured Notes.

“CPLV CMBS Debt” refers to $1.55 billion of asset-level real estate mortgage financing of Caesars Palace Las Vegas, incurred by our subsidiary on October 6, 2017 and repaid in full on November 26, 2019.

“CPLV Lease Agreement” refers to the lease agreement for Caesars Palace Las Vegas, as amended from time to time, which was combined with the HLV Lease Agreement into the Las Vegas Master Lease Agreement upon the consummation of the Eldorado Transaction.

“Credit Agreement” refers to the Credit Agreement, dated as of February 8, 2022, by and among us, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended from time to time.

“Credit Facilities” refers collectively to the Delayed Draw Term Loan and the Revolving Credit Facility.

“Delayed Draw Term Loan” refers to our three-year unsecured delayed draw term loan facility provided under the Credit Agreement.

“EBCI” refers to the Eastern Band of Cherokee Indians, a federally recognized Tribe located in western North Carolina, and, as the context requires, its subsidiary and affiliate entities.

“EBCI Lease Agreement” refers to the lease agreement for Caesars Southern Indiana, as amended from time to time.

“Eldorado” refers to Eldorado Resorts, Inc., a Nevada corporation, and, as the context requires, its subsidiaries. Following the consummation of the Eldorado/Caesars Merger on July 20, 2020, Eldorado converted to a Delaware corporation and changed its name to Caesars Entertainment, Inc.

“Eldorado Master Transaction Agreement” or “Eldorado MTA” refers to the Master Transaction Agreement dated June 24, 2019 with Eldorado relating to the Eldorado Transaction. The Eldorado MTA was previously referred to as the “Master Transaction Agreement” or “MTA”.

“Eldorado Transaction” refers to a series of transactions between us and Eldorado in connection with the Eldorado/Caesars Merger, including the acquisition of the Harrah’s Original Call Properties, modifications to the Caesars Lease Agreements, and rights of first refusal.

“Eldorado/Caesars Merger” refers to the merger consummated on July 20, 2020 under an Agreement and Plan of Merger pursuant to which a subsidiary of Eldorado merged with and into Pre-Merger Caesars, with Pre-Merger Caesars surviving as a wholly owned subsidiary of Caesars (which changed its name from Eldorado in connection with the closing of the Eldorado/Caesars Merger).

“February 2020 Senior Unsecured Notes” refers collectively to the 2025 Notes, the 2027 Notes and the 2030 Notes.

“Greektown” refers to the real estate assets associated with the Greektown Casino-Hotel, located in Detroit, Michigan, which we purchased on May 23, 2019.

“Greektown Lease Agreement” refers to the lease agreement for Greektown, as amended from time to time.

“Hard Rock” means Seminole Hard Rock International, LLC, and, as the context requires, its subsidiary and affiliate entities.

“Hard Rock Cincinnati” refers to the casino-entitled land and real estate and related assets associated with the Hard Rock Cincinnati Casino, located in Cincinnati, Ohio, which we purchased on September 20, 2019.

“Hard Rock Cincinnati Lease Agreement” refers to the lease agreement for Hard Rock Cincinnati, as amended from time to time.

“Harrah’s Original Call Properties” refers to the land and real estate assets associated with Harrah’s New Orleans, Harrah’s Laughlin and Harrah’s Atlantic City, which we purchased on July 20, 2020 upon the consummation of the Eldorado Transaction. The Harrah’s Original Call Properties were previously referred to as the “MTA Properties”.

“HLV Lease Agreement” refers to the lease agreement for the Harrah’s Las Vegas facilities, as amended from time to time, which was combined with the CPLV Lease Agreement into the Las Vegas Master Lease Agreement upon the consummation of the Eldorado Transaction.

“JACK Entertainment” refers to JACK Ohio LLC, and, as the context requires, its subsidiary and affiliate entities.

“JACK Cleveland/Thistledown” refers to the casino-entitled land and real estate and related assets associated with the JACK Cleveland Casino located in Cleveland, Ohio, and the video lottery gaming and pari-mutuel wagering authorized land and real estate and related assets of JACK Thistledown Racino located in North Randall, Ohio, which we purchased on January 24, 2020.

“JACK Cleveland/Thistledown Lease Agreement” refers to the lease agreement for JACK Cleveland/Thistledown, as amended from time to time.

“Joliet Lease Agreement” refers to the lease agreement for the facility in Joliet, Illinois, as amended from time to time.

“Las Vegas Master Lease Agreement” refers to the lease agreement for Caesars Palace Las Vegas and the Harrah’s Las Vegas facilities, as amended from time to time, from and after the consummation of the Eldorado Transaction.

“Lease Agreements” refer collectively to the Caesars Lease Agreements, the Penn National Lease Agreements, the Hard Rock Cincinnati Lease Agreement, the Century Portfolio Lease Agreement, the JACK Cleveland/Thistledown Lease Agreement, the EBCI Lease Agreement and the Venetian Lease Agreement, unless the context otherwise requires.

“Margaritaville” refers to the real estate of Margaritaville Resort Casino, located in Bossier City, Louisiana, which we purchased on January 2, 2019.

“Margaritaville Lease Agreement” refers to the lease agreement for Margaritaville, as amended from time to time.

“Mergers” refers to a series of transactions contemplated under the MGP Master Transaction Agreement, consisting of (i) the contribution of VICI REIT’s Partnership interest to VICI OP, which will serve as VICI REIT’s new operating company, followed by (ii) the merger of MGP with and into REIT Merger Sub, with REIT Merger Sub surviving the merger, followed by (iii) the distribution by REIT Merger Sub of the interests of the general partner of MGP OP to us and, (iv) the merger of REIT Merger Sub with and into MGP OP, with MGP OP surviving such merger.

“MGM” refers to MGM Resorts International, a Delaware corporation, and, as the context requires, its subsidiaries.

“MGM Master Lease Agreement” refers to the form of amended and restated triple-net master lease to be entered into by us and MGM with respect to certain MGM properties that will be owned by us upon consummation of the MGP Transactions.

“MGM Tax Protection Agreement” refers to the form of tax protection agreement that we have agreed to enter into with MGM upon consummation of the MGP Transactions.

“MGP” refers to MGM Growth Properties LLC, a Delaware limited liability company, and, as the context requires, its subsidiaries.

“MGP Master Transaction Agreement” refers to that certain Master Transaction Agreement between VICI REIT, MGP, MGP OP, the Partnership, Venus Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“REIT Merger Sub”), VICI Properties OP LLC, a Delaware limited liability company and parent of the Partnership (“VICI OP”), and MGM entered into on August 4, 2021.

“MGP OP” refers to MGM Growth Properties Operating Partnership LP, a Delaware limited partnership, and, as the context requires, its subsidiaries.

“MGP OP Notes” refers collectively to the notes issued by MGP OP and MGP Finance Co-Issuer, Inc. (“MGP Co-Issuer” and, together with MGP OP, the “MGP Issuers”), consisting of (i) the 5.625% Senior Notes due 2024 issued pursuant to the indenture, dated as of April 20, 2016, (ii) the 4.625% Senior Notes due 2025 issued pursuant to the indenture, dated as of June 5, 2020, (iii) the 4.500% Senior Notes due 2026 issued pursuant to the indenture, dated as of August 12, 2016, (iv) the 5.750% Senior Notes due 2027 issued pursuant to the indenture, dated as of January 25, 2019, (v) the 4.500% Senior Notes due 2028 issued pursuant to the indenture, dated as of September 21, 2017, and (vi) the 3.875% Senior Notes due 2029 issued pursuant to the indenture, dated as of November 19, 2020, in each case, as amended or supplemented as of the date hereof, among the MGP Issuers, the subsidiary guarantors party thereto (the “MGP Subsidiary Guarantors”) and U.S. Bank National Association, as trustee (the “MGP Trustee”).

“MGP Transactions” refers, collectively, to a series of transactions pursuant to the MGP Master Transaction Agreement between VICI REIT, us, MGP and MGM and the other parties thereto in connection with VICI REIT’s acquisition of MGP, as contemplated by the MGP Master Transaction Agreement, including the MGM Tax Protection Agreement and the MGM Master Lease Agreement.

“Non-CPLV Lease Agreement” refers to the lease agreement for regional properties (other than the facility in Joliet, Illinois) leased to Pre-Merger Caesars prior to the consummation of the Eldorado Transaction, as amended from time to time, which was replaced by the Regional Master Lease Agreement upon the consummation of the Eldorado Transaction.

“November 2019 Senior Unsecured Notes” refers collectively to the 2026 Notes and the 2029 Notes.

“Parent” refers to VICI REIT, as defined below.

“Partners” refers to the holders of the Partnership’s common units, including VICI REIT and such other holders from time to time.

“Penn National” refers to Penn National Gaming, Inc., a Pennsylvania corporation, and, as the context requires, its subsidiaries.

“Penn National Lease Agreements” refer collectively to the Margaritaville Lease Agreement and the Greektown Lease Agreement, unless the context otherwise requires.

“Pre-Merger Caesars” refers to Caesars Entertainment Corporation, a Delaware corporation, and, as the context requires, its subsidiaries. Following the consummation of the Eldorado/Caesars Merger on July 20, 2020, Pre-Merger Caesars became a wholly owned subsidiary of Caesars.

“Regional Master Lease Agreement” refers to the lease agreement for the regional properties (other than the facility in Joliet, Illinois) leased to Caesars, as amended from time to time, from and after the consummation of the Eldorado Transaction.

“Revolving Credit Facility” refers to our four-year unsecured revolving credit facility provided under the Credit Agreement.

“Second Lien Notes” refers to $766.9 million aggregate principal amount of 8.0% second priority senior secured notes due 2023 issued by our subsidiary in October 2017, the remaining $498.5 million aggregate principal amount outstanding as of December 31, 2019 of which was redeemed in full on February 20, 2020.

“Secured Revolving Credit Facility” refers to the five-year first lien revolving credit facility entered into by VICI PropCo in December 2017, as amended, which was terminated on February 8, 2022.

“Seminole Hard Rock” means Seminole Hard Rock Entertainment, Inc.

“Term Loan B Facility” refers to the seven-year senior secured first lien term loan B facility entered into by VICI PropCo in December 2017, as amended from time to time, which was repaid in full on September 15, 2021.

“Venetian Acquisition” refers to our acquisition of the Venetian Resort, with Apollo, which closed on February 23, 2022.

“Venetian Lease Agreement” refers to the lease agreement for the Venetian Resort.

“Venetian Resort” refers to the land and real estate assets associated with the Venetian Resort Las Vegas and Venetian Expo, located in Las Vegas, Nevada, which we purchased on February 23, 2022.

“Venetian Tenant” refers to an affiliate of certain funds managed by affiliates of Apollo.

“VICI Issuers” refers collectively to us and VICI Note Co. Inc., a Delaware corporation.

“VICI PropCo” refers to VICI Properties 1 LLC, a Delaware limited liability company and our wholly-owned subsidiary..

“VICI REIT” refers to VICI Properties Inc., a Maryland corporation and the direct parent company to us. VICI operates as a publicly traded real estate investment trust (“REIT”).

OVERVIEW

We are an owner and acquirer of experiential real estate assets across leading gaming, hospitality, entertainment and leisure destinations. Our national, geographically diverse portfolio currently consists of 28 market-leading properties, including Caesars Palace Las Vegas, Harrah’s Las Vegas and the Venetian Resort, three of the most iconic entertainment facilities on the Las Vegas Strip. Our entertainment facilities are leased to leading brands that seek to drive consumer loyalty and value with guests through superior services, experiences, products and continuous innovation. Across over 62 million square feet, our well-maintained properties are currently located across urban, destination and drive-to markets in twelve states, contain approximately 25,000 hotel rooms and feature over 250 restaurants, bars and nightclubs. Subsequent to the closing of the MGP Transactions, which we anticipate will occur in the first half of 2022, we will have 43 market leading properties, 10 of which will be located on the Las Vegas Strip, consisting of 117 million square feet, 57,500 hotel rooms and featuring over 730 restaurants, bars and nightclubs across our portfolio.

Our portfolio also includes three real estate loans, which we have originated for strategic reasons in connection with transactions that may provide the potential to convert our investment into the ownership of certain of the underlying real estate in the future. In addition, we own approximately 34 acres of undeveloped or underdeveloped land on and adjacent to the Las Vegas Strip that is leased to Caesars, which we may look to monetize as appropriate.

We operate so as to enable VICI REIT’s continued qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. All of VICI REIT’s real property business is conducted through us. VICI REIT’s golf course business is conducted through a TRS of VICI REIT that is not a subsidiary of us.

Impact of the COVID-19 Pandemic on Our Business

Since the emergence of the COVID-19 pandemic in early 2020, among the broader public health, societal and global impacts, the pandemic has resulted in governmental and/or regulatory actions imposing temporary closures or restrictions from time to time on our tenants’ operations at our properties. Although all of our leased properties are currently open and operating, without restriction in some jurisdictions, they remain subject to any current or future operating limitations, restrictions or closures imposed by governments and/or regulatory authorities. While our tenants’ recent performance at many of our leased properties has been at or above pre-pandemic levels, our tenants may continue to face challenges and additional uncertainty due to the impact of the COVID-19 pandemic, such as complying with operational and capacity restrictions and ensuring sufficient employee staffing and service levels, and the sustainability of maintaining improved operating margins and financial performance. The ongoing nature of the pandemic, including the impact of emerging variants, may further adversely affect our tenants’ businesses and, accordingly, our business and financial performance could be adversely affected in the future.

All of our tenants have fulfilled their rent obligations through April 2022 and we regularly engage with our tenants in connection with their business performance, operations, liquidity and financial results. As a triple-net lessor, we believe we are generally in a strong creditor position and structurally insulated from operational and performance impacts of our tenants, both positive and negative. However, the full extent to which the COVID-19 pandemic continues to adversely affect our tenants, and ultimately impacts us, depends on future developments which cannot be predicted with confidence, including the actions taken to contain the pandemic or mitigate its impact, including the availability, distribution, public acceptance and efficacy of approved vaccines, new or mutated variants of COVID-19 (including vaccine-resistant variants) or a similar virus, the direct and indirect economic effects of the pandemic and containment measures on our tenants, our tenants’ financial performance and any future operating limitations or closures. For more information, refer to “Part I – Item 1A. Risk Factors” included in VICI REIT’s Annual Report on Form 10-K.

Key 2021 Highlights

Operating Results

•	Collected 100% of rent in cash.

•	Total revenues increased 23.1% year-over-year to $1.5 billion.

•	Net income attributable to partners was $1,008.5 million, or $1.75 per diluted unit.

Significant Achievements

•	Announced over $21.3 billion in transaction activity, including:

•	The MGP Transactions for approximately $17.2 billion, which upon closing will add $1,009.0 million of annualized rent to our portfolio;

•	The Venetian Acquisition for total consideration of $4.0 billion, which upon closing on February 23, 2022, added $250.0 million of annualized rent to our portfolio; and

•	The Great Wolf Mezzanine Loan, with a total commitment of $79.5 million and interest rate of 8.0%.

•	Repaid in full the $2.1 billion secured Term Loan B Facility and settled the outstanding interest rate swap agreements.

SUMMARY OF SIGNIFICANT 2021 ACTIVITIES

Acquisition and Investment Activity

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MGP Transactions. On August 4, 2021, VICI REIT, MGP and MGM, MGP’s controlling shareholder, announced that we entered into the MGP Master Transaction Agreement, pursuant to which we will acquire MGP for total consideration of $17.2 billion, inclusive of the assumption of approximately $5.7 billion of debt. MGP is a publicly traded gaming REIT and the transaction will add $1,009.0 million of annualized rent to our portfolio from 15 Class A entertainment casino resort properties (including the Mirage) spread across nine regions and comprising 33,000 hotel rooms, 3.6 million square feet of meeting and convention space and hundreds of food, beverage and entertainment venues. Under the terms of the MGP Master Transaction Agreement, holders of MGP Common Shares will receive 1.366 shares of VICI REIT’s newly issued common stock in exchange for each Class A common share of MGP. The fixed Exchange Ratio represents an agreed upon price of $43.00 per share of MGP Class A common shares based on VICI REIT’s trailing 5-day volume weighted average price of $31.47 as of July 30, 2021. MGM will receive $43.00 per unit in cash for the redemption of the majority of its MGP Operating Partnership units that it holds for total cash consideration of approximately $4.404 billion and will also retain approximately 12.0 million units in a newly formed operating partnership of VICI REIT. The MGP Class B share that is held by MGM will be cancelled and cease to exist.

Simultaneous with the closing of the transaction, we will enter into the MGM Master Lease Agreement with MGM. The MGM Master Lease Agreement will have an initial term of 25 years, with three 10-year tenant renewal options and will have an initial total annual rent of $860.0 million, which will be reduced by $90.0 million to $770.0 million, subject to the pending sale of the Mirage (although, in connection with such sale, we agreed to enter into a new separate lease with Hard Rock related to the land and real estate assets of the Mirage which will have initial annual base rent of $90.0 million with other economic terms substantially similar to the MGM Master Lease Agreement, as further described below). Rent under the MGM Master Lease Agreement will escalate at a rate of 2.0% per annum for the first 10 years and thereafter at the greater of 2.0% per annum and the annual increase in the CPI, subject to a 3.0% cap. Additionally, we will retain MGP’s existing 50.1% ownership stake in the BREIT JV, which owns the real estate assets of MGM Grand Las Vegas and Mandalay Bay. The BREIT JV lease will remain unchanged and provides for current annual base rent of approximately $298.0 million, of which approximately $149.0 million is attributable to MGP’s investment in the BREIT JV, and an initial term of 30 years, with two 10-year tenant renewal options. Rent under the BREIT JV lease escalates at a rate of 2.0% per annum for the first 15 years and thereafter at the greater of 2.0% per annum and the annual increase in CPI, subject to a 3.0% cap. On a combined basis, the MGM Master Lease Agreement and BREIT JV lease will deliver initial attributable rent to us of approximately $1,009.0 million (which will be reduced to approximately $919.0 million upon closing of the sale of the Mirage). The tenant’s obligations under the MGM Master Lease and BREIT JV lease will continue to be guaranteed by MGM.

We expect the MGP Transactions, subject to regulatory approvals and customary closing conditions, to be completed in the first half of 2022. However, we can provide no assurances that the MGP Transactions will close in the anticipated timeframe, on the contemplated terms or at all.

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Venetian Acquisition. Subsequent to year end, on February 23, 2022, we closed on the previously announced transaction to acquire all of the land and real estate assets associated with the Venetian Resort from LVS for $4.0 billion in cash, and the Venetian Tenant acquired the operating assets of the Venetian Resort for $2.25 billion, of which $1.2 billion is in the form of a secured term loan from LVS and the remainder was paid in cash. We funded the Venetian Acquisition with (i) $3.2 billion in net proceeds contributed to us from the physical settlement of VICI REIT’s outstanding forward sale agreements, (ii) an initial draw on the Revolving Credit Facility of $600.0 million, and (iii) cash on hand. Simultaneous with the closing of the Venetian Acquisition, we entered into the Venetian Lease Agreement with the Venetian Tenant. The Venetian Lease Agreement has an initial total annual rent of $250.0 million and an initial term of 30 years, with two ten-year tenant renewal options. The annual rent is subject to escalation equal to the greater of 2.0% and the increase in the CPI, capped at 3.0%, beginning in the earlier of (i) the beginning of the third lease year, and (ii) the month following the month in which the net revenue generated by the Venetian Resort returns to its 2019 level (the year immediately prior to the onset of the COVID-19 pandemic) on a trailing twelve-month basis.

In connection with the Venetian Acquisition, we entered into a Property Growth Fund Agreement (“Venetian PGFA”) with the Venetian Tenant. Under the Venetian PGFA, we agreed to provide up to $1.0 billion for various development and construction projects affecting the Venetian Resort to be identified by the Venetian Tenant and that satisfy certain criteria more particularly set forth in the Venetian PGFA, in consideration of additional incremental rent to be paid by the Venetian Tenant under the Venetian Lease Agreement and calculated in accordance with a formula set forth in the Venetian PGFA.

In addition, LVS agreed with the Venetian Tenant pursuant to an agreement (the “Contingent Lease Support Agreement”) entered into simultaneously with the closing of the Venetian Acquisition to provide lease payment support designed to guarantee the Venetian Tenant’s rent obligations under the Venetian Lease Agreement through 2023, subject to early termination if EBITDAR (as defined in such agreement) generated by the Venetian Resort in 2022 equals or exceeds $550.0 million, or a tenant change of control occurs. We are a third-party beneficiary of the Contingent Lease Support Agreement and have certain enforcement rights pursuant thereto. The Contingent Lease Support Agreement is limited to coverage of the Venetian Tenant’s rent obligations and does not cover any environmental expenses, litigation claims, or any cure or enforcement costs. The obligations of the Venetian Tenant under the Venetian Lease Agreement are not guaranteed by Apollo or any of its affiliates. After the termination of the Contingent Lease Support Agreement, the Venetian Tenant will be required to provide a letter of credit to secure seven and one-half months of the rent, real estate taxes and assessments and insurance obligations of the Venetian Tenant if the operating results from the Venetian Resort do not exceed certain thresholds.

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BigShots Strategic Arrangement. Subsequent to year end, on April 11, 2022, we entered into a loan with BigShots Golf (“BigShots Golf”) a subsidiary of ClubCorp Holdings, Inc. (“ClubCorp”), an Apollo Global Management fund portfolio company, to provide up to $80.0 million of mortgage financing (“BigShots Loan”) for the construction of certain new BigShots Golf facilities throughout the United States. The BigShots Loan bears interest at a rate of 10.0% per annum and has an initial term of five years with two successive 12-month extension options, subject to certain conditions. Our commitment to fund the loan will be subject to customary terms and conditions in disbursements to the borrower based upon construction of the development. In addition, we entered into a right of first offer and call right agreement, whereby we have a call right to acquire the real estate assets associated with any BigShots Golf facility financed by us, which transaction will be structured as a sale leaseback. In addition, for so long as the BigShots Loan remains outstanding and we continue to hold a majority interest therein, we will have a right of first offer on any additional mortgage, mezzanine, preferred equity, or other similar financing that is treated as debt to be obtained by BigShots Golf (or any of its affiliates) for any multisite financing related to the development of BigShots Golf facilities.

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Great Wolf Mezzanine Loan. On June 16, 2021, we entered into a mezzanine loan agreement (the “Great Wolf Mezzanine Loan”) with an affiliate of Great Wolf Resorts, Inc. (“Great Wolf”) to provide up to $79.5 million to partially fund the development of the Great Wolf Lodge Maryland, a 48-acre indoor water park resort located in Perryville, MD. The Great Wolf Mezzanine Loan bears interest at a rate of 8.0% per annum and has an initial term of 3 years with two successive 12-month extension options, subject to certain conditions. Our commitment will be funded subject to customary terms and conditions in disbursements to the borrower based upon construction of the development and, as of December 31, 2021, approximately $33.6 million of funds have been disbursed. We expect to fund our entire $79.5 million commitment by mid-2022.

In addition, pursuant to a non-binding letter agreement, we will have the opportunity for a period of up to five years to provide up to a total of $300.0 million of mezzanine financing, inclusive of the $79.5 million related to the Great Wolf Lodge Maryland, for the development and construction of Great Wolf’s extensive domestic and international indoor water park resort pipeline.

Disposition Activity

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Sale of Louisiana Downs. On November 1, 2021, we and Caesars closed on the previously announced transaction to sell Harrah’s Louisiana Downs to Rubico Acquisition Corp. for proceeds of $5.5 million to us. The annual base rent payments under the Regional Master Lease Agreement remained unchanged following completion of the disposition.

Other Portfolio Activity

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Mirage Severance Lease. On December 13, 2021, VICI REIT announced that in connection with MGM’s agreement to sell the operations of the Mirage Hotel & Casino to Hard Rock, we agreed to enter into a new separate lease with Hard Rock related to the land and real estate assets of the Mirage (the “Mirage Lease”), and enter into an amendment to the MGM Master Lease Agreement to reflect the sale of the Mirage. The Mirage Lease will have initial annual base rent of $90.0 million with other economic terms substantially similar to the MGM Master Lease Agreement, including a base term of 25 years with three 10-year tenant renewal options, escalation of 2.0% per annum (with escalation of the greater of 2.0% and the increase in the CPI, capped at 3.0%, beginning in lease year 11) and minimum capital expenditure requirements of 1.0% of annual net revenue. Upon closing of the transaction, the MGM Master Lease

Agreement will be amended to account for MGM’s divestiture of the Mirage operations and will result in a reduction of the initial annual base rent under the MGM Master Lease Agreement by $90.0 million. We expect these transactions to be completed in the second half of 2022, and they remain subject to customary closing conditions, regulatory approvals and the closing of the MGP Transactions. Additionally, subject to certain conditions, we may fund up to $1.5 billion of improvements for the Mirage through VICI REIT’s Partner Property Growth Fund in connection with Hard Rock’s redevelopment plan if Hard Rock elects to seek third-party financing for such redevelopment. Specific terms of the redevelopment and related funding remain under discussion and subject to final documentation.

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Caesars Southern Indiana Lease Agreement. On September 3, 2021, in connection and concurrent with EBCI’s acquisition of the operations of Caesars Southern Indiana from Caesars, we entered into the EBCI Lease Agreement with a subsidiary of EBCI with respect to the real property associated with Caesars Southern Indiana. Initial total annual rent under the lease with EBCI is $32.5 million. The lease has an initial term of 15 years, with four 5-year tenant renewal options. The tenant’s obligations under the lease are guaranteed by EBCI. Annual base rent payments under the Regional Master Lease Agreement were reduced by $32.5 million upon completion of EBCI’s acquisition of the operations of Caesars Southern Indiana and the execution of the EBCI Lease between us and the tenant. In addition, as part of the transaction, we, EBCI and Caesars entered into the Danville ROFR Agreement pursuant to which we have the first right to enter into a sale leaseback transaction with respect to the real property associated with the development of a new casino resort in Danville, Virginia.

Financing and Capital Markets Activity

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Entry into New Unsecured Credit Agreement. Subsequent to year end, on February 8, 2022, we entered into the Credit Facilities pursuant to the Credit Agreement, comprised of (i) the Revolving Credit Facility in the amount of $2.5 billion scheduled to mature on March 31, 2026 and (ii) the Delayed Draw Term Loan in the amount of $1.0 billion scheduled to mature on March 31, 2025. Concurrently, we terminated our Secured Revolving Credit Facility (including the first priority lien on substantially all of VICI PropCo’s and its existing and subsequently acquired wholly owned material domestic restricted subsidiaries’ material assets) and the related credit agreement. The Credit Facilities include the option to increase the revolving loan commitments by up to $1.0 billion in the aggregate and increase the delayed draw term loan commitments or add one or more new tranches of term loans by up to $1.0 billion in the aggregate, in each case, to the extent that any one or more lenders (from the syndicate or otherwise) agree to provide such additional credit extensions. Borrowings under the Credit Facilities will bear interest, at the Partnership’s option, (i) with respect to the Revolving Credit Facility, at a rate based on SOFR (including a credit spread adjustment) plus a margin ranging from 0.775% to 1.325% or a base rate plus a margin ranging from 0.00% to 0.325%, in each case, with the actual margin determined according to the Partnership’s debt ratings, and (ii) with respect to the Delayed Draw Term Loan, at a rate based on SOFR (including a credit spread adjustment) plus a margin ranging from 0.85% to 1.60% or a base rate plus a margin ranging from 0.00% to 0.60%, in each case, with the actual margin determined according to the Partnership’s debt ratings. On February 18, 2022, we drew on the Revolving Credit Facility in the amount of $600.0 million to fund a portion of the purchase price of the Venetian Acquisition.

•

Entry into Forward-Starting Interest Rate Swap Agreement. On December 23, 2021, we entered into a forward-starting interest rate swap agreement with a third-party financial institution having an aggregate notional amount of $500.0 million. Subsequent to year end, we have entered into four additional forward-starting interest rate swap agreements with third-party financial institutions having an aggregate notional amount of $2.0 billion. The interest rate swap transactions are intended to reduce the variability in the forecasted interest expense related to the fixed-rate debt we expect to incur in connection with closing the MGP Transactions.

•

Exchange Offers and Consent Solicitations. On September 27, 2021, VICI REIT announced the successful early tender and participation results of the private exchange offers to certain eligible holders (collectively, the “Exchange Offers”) and consent solicitations with respect to each series of MGP OP Notes (collectively, the “Consent Solicitations”). Following the successful Consent Solicitations, the MGP Issuers executed supplemental indentures to each of the MGP OP Notes Indentures in order to effect the proposed amendments (the “MGP OP Supplemental Indentures”) to each of the indentures governing the MGP OP Notes (collectively, the “MGP OP Notes Indentures”) in order to, among other things, eliminate or modify certain of the covenants, restrictions, provisions and events of default in each of the indentures. The MGP OP Supplemental Indentures will become operative upon settlement of the Exchange Offers and the Consent Solicitations, which are expected to occur on or about the closing date of the MGP Transactions.

•

Repayment of Term Loan B Facility and Settlement of Interest Rate Swaps. On September 15, 2021, we used $2,102.5 million of proceeds contributed by VICI REIT from its September 2021 equity offering and settlement of its June 2020 forward sale agreement to repay in full the Term Loan B Facility. In connection with the payoff of the Term Loan B Facility, the related interest rate swap agreements were unwound and settled and VICI PropCo incurred swap breakage costs of approximately $64.2 million and an accrued interest payment of approximately $2.7 million.

KEY TRENDS THAT MAY AFFECT OUR BUSINESS

Subsidiaries of Caesars, Penn National, Seminole Hard Rock, Century Casino, JACK Entertainment, and EBCI are the lessees of all of our properties pursuant to the Lease Agreements, and Caesars, Penn National, Seminole Hard Rock, Century Casinos, Rock Ohio Ventures LLC and EBCI guarantee the obligations of their respective subsidiary tenants under the Lease Agreements. The Lease Agreements account for a substantial majority of our revenues. Additionally, we expect to realize organic growth in rental revenue through annual rent escalators in our Lease Agreements. Accordingly, we are dependent on our tenants, the gaming industry and the health of the economies in the areas where our properties are located for the foreseeable future, and an event that has a material adverse effect on any of our tenant’s business, financial condition, liquidity, results of operations or prospects, such as the ongoing COVID-19 pandemic, would have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects. See Item 1A - “Risk Factors—Risks Related to Our Business and Operations.” in VICI REIT’s most recent Annual Report on Form 10-K.

We actively seek to grow our portfolio through acquisitions of, and investments in, experiential real estate in geographically diverse dynamic markets spanning hospitality, entertainment, food and beverage, leisure and gaming properties. We expect to grow our portfolio through a mix of acquisitions with new tenants and by pursuing opportunities to execute sale leaseback transactions with our existing tenants pursuant to our right of first refusal agreements and put-call agreements, as well as the funding of “same store” capital improvements with certain of our tenants at our leased properties in exchange for increased rent pursuant to the terms of our existing Lease Agreements with such tenants through VICI REIT’s Partner Property Growth Fund. Finally, we believe the approximately 34 acres of undeveloped or underdeveloped land on and adjacent to the Las Vegas Strip that we own may provide attractive opportunities for potential future expansion and development. In pursuing external growth initiatives, we will generally seek to acquire or invest in properties that can generate stable revenue through long-term leases with tenants with established operating histories, and we will consider various factors when evaluating acquisitions and other investments, including the ability to continue to diversify our tenant base and increasing our geographic diversification.

Our operating and financial performance in the future will be significantly influenced by the success of our acquisition strategy, and the timing and the availability and terms of financing of any acquisitions that we may complete, as well as broader macroeconomic and other conditions that affect our tenants’ operating and financial performance, including the impact of the COVID-19 pandemic, such as inflation, labor shortages, travel restrictions and supply chain disruptions. We can provide no assurance that we will exercise any of our contractual rights to purchase one or more properties from Caesars, that Caesars or EBCI, as applicable, will trigger the rights of first offer under the Las Vegas Strip ROFR Agreement, Horseshoe Baltimore ROFR Agreement or Danville ROFR Agreement, as applicable, that we will otherwise be successful in acquiring any properties (whether subject to the Las Vegas Strip ROFR Agreement, the Horseshoe Baltimore ROFR Agreement, the Danville ROFR Agreement, or otherwise), or that our tenants will utilize any available financing opportunities under the Partner Property Growth Fund. Additionally, our ability to successfully implement our acquisition and investment strategy will depend upon the availability and terms of financing, including debt and equity capital. Further, the pricing of any acquisitions or other investments we may consummate and the terms of any leases that we may enter into will significantly impact our future results. Competition to enter into transactions, including sale leaseback transactions, with attractive properties and desirable tenants is intense, and we can provide no assurance that any future acquisitions, investments or leases will be on terms as favorable to us as those relating to recent or historical transactions. We anticipate that we would seek to finance these acquisitions with a combination of debt and equity, although no assurance can be given that we would be able to issue equity in such amounts on favorable terms, or at all, or that we would not determine to incur more debt on a relative basis at the relevant time due to market conditions or otherwise. In addition to rent, our current Lease Agreements require our tenants to pay the following: (1) all facility maintenance; (2) all insurance required in connection with the leased properties and the business conducted on the leased properties; (3) taxes levied on or with respect to the leased properties (other than taxes on our income); and (4) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. Accordingly, due to the “triple-net” structure of our leases, we do not expect to incur significant property-level expenses.

DISCUSSION OF OPERATING RESULTS

Results of Operations for the Years Ended December 31, 2021, December 31, 2020 and December 31, 2019

	Year Ended December 31,			Year Ended December 31,
(In thousands)	2021	2020	Variance	2020	2019	Variance
Revenues
Income from sales-type and direct financing leases	$1,167,972	$1,007,508	$160,464	$1,007,508	$822,205	$185,303
Income from operating leases	—	25,464	(25,464)	25,464	43,653	(18,189)
Income from lease financing receivables and loans	283,242	153,017	130,225	153,017	—	153,017
Other income	27,808	15,793	12,015	15,793	—	15,793

Total revenues	1,479,022	1,201,782	277,240	1,201,782	865,858	335,924
Operating expenses
General and administrative	33,122	30,654	2,468	30,654	24,569	6,085
Depreciation	121	116	5	116	16	100
Other expenses	27,808	15,793	12,015	15,793	—	15,793
Change in allowance for credit losses	(19,554)	244,517	(264,071)	244,517	—	244,517
Transaction and acquisition expenses	10,402	8,684	1,718	8,684	4,998	3,686

Total operating expenses	51,899	299,764	(247,865)	299,764	29,583	270,181

Interest expense	(392,390)	(308,605)	(83,785)	(308,605)	(248,384)	(60,221)
Interest income	103	6,712	(6,609)	6,712	6,489	223
Loss from extinguishment of debt	(15,622)	(39,059)	23,437	(39,059)	(58,143)	19,084
Gain upon lease modification	—	333,352	(333,352)	333,352	—	333,352

Income before income taxes	1,019,214	894,418	124,796	894,418	536,237	358,181
Income tax expense	(1,373)	(276)	(1,097)	(276)	(470)	194

Net income	1,017,841	894,142	123,699	$894,142	$535,767	358,375
Less: Net income attributable to non-controlling interest	(9,307)	(4,534)	(4,773)	(4,534)	(8,317)	3,783

Net income attributable to partners	$1,008,534	$889,608	$118,926	$889,608	$527,450	$362,158

Revenue

For the years ended December 31, 2021, 2020 and 2019, our revenue was comprised of the following items:

	Year Ended December 31,			Year Ended December 31,
(In thousands)	2021	2020	Variance	2020	2019	Variance
Leasing revenue	$1,410,979	$1,170,317	$240,662	$1,170,317	$865,858	$304,459
Income from loans	40,235	15,672	24,563	15,672	—	15,672
Other income	27,808	15,793	12,015	15,793	—	15,793

Total revenues	$1,479,022	$1,201,782	$277,240	$1,201,782	$865,858	$335,924

Leasing Revenue

The following table details the components of our income from sales-type, direct financing, operating and financing receivables leases:

	Year Ended December 31,			Year Ended December 31,
(In thousands)	2021	2020	Variance	2020	2019	Variance
Income from sales-type and direct financing leases	$1,167,972	$1,007,508	$160,464	$1,007,508	$822,205	$185,303
Income from operating leases (1)	—	25,464	(25,464)	25,464	43,653	(18,189)
Income from lease financing receivables (2)	243,007	137,345	105,662	137,345	—	137,345

Total leasing revenue	1,410,979	1,170,317	240,662	1,170,317	865,858	304,459
Non-cash adjustment (3)	(119,790)	(39,883)	(79,907)	(39,883)	239	(40,122)

Total contractual leasing revenue	$1,291,189	$1,130,434	$160,755	$1,130,434	$866,097	$264,337

(1)

Represents portion of land separately classified and accounted for under the operating lease model associated with our investment in Caesars Palace Las Vegas and certain operating land parcels contained in the Regional Master Lease Agreement. Upon the consummation of the Eldorado Transaction on July 20, 2020, the land component of Caesars Palace Las Vegas and certain operating land parcels were reassessed for lease classification and determined to be a sales-type lease. Accordingly, subsequent to July 20, 2020, such income is recognized as Income from sales-type and direct financing leases.

(2)

Represents the Harrah’s Original Call Properties and the JACK Cleveland/Thistledown Lease Agreement, both of which were sale leaseback transactions. In accordance with ASC 842, since the lease agreements were determined to meet the definition of a sales-type lease and control of the asset is not considered to have transferred to us, such lease agreements are accounted for as financings under ASC 310.

(3)

Amounts represent the non-cash adjustment to income from sales-type leases, direct financing leases and lease financing receivables in order to recognize income on an effective interest basis at a constant rate of return over the term of the leases.

Leasing revenue is generated from rent from our Lease Agreements. Total leasing revenue increased $240.7 million during the year ended December 31, 2021 compared to the year ended December 31, 2020. Total contractual leasing revenue increased $160.8 million during the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily driven by the addition of the Harrah’s Original Call Properties to our real estate portfolio in July 2020, as well as the CPLV Additional Rent Acquisition and the HLV Additional Rent Acquisition in July 2020.

Total leasing revenue increased $304.5 million during the year ended December 31, 2020 compared to the year ended December 31, 2019. Total contractual leasing revenue increased $264.3 million during the year ended December 31, 2020 compared to the year ended December 31, 2019. The increases were primarily driven by the addition of Greektown, Hard Rock Cincinnati, the Century Portfolio, JACK Cleveland/Thistledown and the Harrah’s Original Call Properties to our real estate portfolio in May 2019, September 2019, December 2019, January 2020 and July 2020, respectively, as well as the CPLV Additional Rent Acquisition and the HLV Additional Rent Acquisition in July 2020.

Income From Loans

Income from loans increased $24.6 million during the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was driven by the addition to our investment portfolio of the Amended and Restated ROV Loan in July 2020, the Chelsea Piers Mortgage Loan in August 2020, the Forum Convention Center Mortgage Loan in September 2020 and the Great Wolf Mezzanine Loan in June 2021.

Income from loans increased $15.7 million during the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was driven by the addition of the Amended and Restated ROV Loan, Chelsea Piers Mortgage Loan and Forum Convention Center Mortgage Loan to our real estate portfolio in January 2020, August 2020 and September 2020, respectively.

Other Income

Other income increased $12.0 million during the year ended December 31, 2021 compared to the year ended December 31, 2020 and increased $15.8 million during the year ended December 31, 2020 compared to the year ended December 31, 2019, in each case driven primarily by the additional income and offsetting expense as a result of the assumption of the HNO Ground Lease as part of the Harrah’s Original Call Properties Acquisitions in July 2020. For the year ended December 31, 2019, Other income was included net in General and administrative expenses. During the year ended December 31, 2020, we re-classified Other income to be presented gross with an offsetting expense as a result of the assumption of the HNO Ground Lease, as part of the Harrah’s Original Call Properties Acquisitions.

Operating Expenses

For the years ended December 31, 2021 and 2020, our operating expenses were comprised of the following items:

	Year Ended December 31,			Year Ended December 31,
(In thousands)	2021	2020	Variance	2020	2019	Variance
General and administrative	$33,122	$30,654	$2,468	$30,654	$24,569	$6,085
Depreciation	121	116	5	116	16	100
Other expenses	27,808	15,793	12,015	15,793	—	15,793
Change in allowance for credit losses	(19,554)	244,517	(264,071)	244,517	—	244,517
Transaction and acquisition expenses	10,402	8,684	1,718	8,684	4,998	3,686

Total operating expenses	$51,899	$299,764	$(247,865)	$299,764	$29,583	$270,181

General and Administrative Expenses

General and administrative expenses increased $2.5 million during the year ended December 31, 2021 compared to the year ended December 31, 2020 and increased $6.1 million during the year ended December 31, 2020 compared to the year ended December 31, 2019. The increases were primarily driven by increases in compensation, including stock-based compensation.

Other Expenses

Other expenses increased $12.0 million during the year ended December 31, 2021 compared to the year ended December 31, 2020 and increased $15.8 million during the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase in each case was driven primarily by the additional income and offsetting expense as a result of the assumption of the HNO Ground Lease as part of the Harrah’s Original Call Properties Acquisitions in July 2020. For the year ended December 31, 2019, Other expenses were included net in General and administrative expenses. During the year ended December 31, 2020, we have re-classified Other expenses to be presented gross with an offsetting amount within Other income.

Change in Allowance for Credit Losses

Under Accounting Standard Update (“ASU”) No. 2016-13 - Financial Instruments-Credit Losses (Topic 326) (“ASU 326”), we are required to record an estimated credit loss for our (i) Investments in leases - sales-type, (ii) Investments in leases - financing receivables and (iii) Investments in loans. During the year ended December 31, 2021, we recognized a $19.6 million decrease in our allowance for credit losses primarily driven by (i) the decrease in the reasonable and supportable period probability of default of our tenants or borrowers and their parent guarantors as a result of an improvement in their economic outlook due to the reopening of all of their gaming operations and relative performance of such operations during 2021, (ii) the decrease in the long term period probability of default due to an upgrade of the credit rating of the senior secured debt used to determine the long term period probability of default for one of our tenants during 2021 and (iii) the decrease in the reasonable and supportable period probability of default and loss given default as a result of standard annual updates that were made to the inputs and assumptions in the model that we utilize to estimate our CECL allowance. This decrease was partially offset by an increase in the existing amortized cost balances subject to the CECL allowance.

During the year ended December 31, 2020, we recognized a $244.5 million increase in our allowance for credit losses primarily driven by the increase in investment balances subject to CECL. Specifically, the increase was primarily attributable to (i) the increase in investment balances resulting from the Eldorado Transaction, which includes (A) an initial CECL allowance on our $1.8 billion investment in the Harrah’s Original Call Properties, (B) an additional CECL allowance on our aggregate $1.4 billion increased investment in the Las Vegas Master Lease Agreement as a result of the CPLV Additional Rent Acquisition and HLV Additional Rent Acquisition and (C) an additional CECL allowance on the $333.4 million increased balance of our existing Caesars Lease Agreements as a result of the mark to fair value in connection with the reassessment of lease classification, (ii) an increase related to our initial investment in JACK Cleveland/Thistledown and the ROV Loan in January 2020, (iii) an increase in the short-term probability of default of Caesars as a result of the Eldorado/Caesars Merger and (iv) an increase in the long-term probability of default of our tenants due to downgrades on certain of the credit ratings of our tenants’ senior secured debt in connection with the COVID-19 pandemic.

We adopted ASU 326 on January 1, 2020, which does not require retrospective application and, as such, there is no corresponding charge for the year ended December 31, 2019.

Transaction and Acquisition Expenses

Transaction and acquisition costs increased $1.7 million during the year ended December 31, 2021 compared to the year ended December 31, 2020 and increased $3.7 million during the year ended December 31, 2020 compared to the year ended December 31, 2019. Changes in transaction and acquisition expenses are related to fluctuations in (i) costs incurred for investments during the period that are not capitalizable under GAAP and (ii) costs incurred for investments that we are no longer pursuing.

Non-Operating Income and Expenses

For the years ended December 31, 2021, 2020 and 2019, our non-operating income and expenses were comprised of the following items:

	Year Ended December 31,			Year Ended December 31,
(In thousands)	2021	2020	Variance	2020	2019	Variance
Interest expense	$(392,390)	$(308,605)	$(83,785)	$(308,605)	$(248,384)	$(60,221)
Interest income	103	6,712	(6,609)	6,712	6,489	223
Loss from extinguishment of debt	(15,622)	(39,059)	23,437	(39,059)	(58,143)	19,084
Gain upon lease modification	—	333,352	(333,352)	333,352	—	333,352

Interest Expense

Interest expense increased $83.8 million during the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase is primarily driven by (i) the $64.2 million payment in connection with the early settlement of the outstanding interest rate swap agreements, (ii) the amortization of the commitment fees associated with the bridge facilities we entered into in connection with the Venetian Acquisition and MGP Transactions and (iii) the increase in aggregate debt of $2.5 billion from the February 2020 Senior Unsecured Notes offering. Additionally, the above increase was partially offset by (i) the redemption of the Second Lien Notes in February 2020, (ii) the full repayment of the Term Loan B Facility in September 2021 and (iii) a decrease in the weighted average annualized interest rate of our debt to 4.04% during the year ended December 31, 2021 from 4.47% during the year ended December 31, 2020 as a result of (a) the weighted average interest rate on the February 2020 Senior Unsecured Notes being lower than the weighted average interest rate of the Second Lien Notes and (b) a decrease in LIBOR on the $600.0 million portion of our variable rate debt that was not hedged for the portion of the period the Term Loan B Facility was still outstanding.

Interest expense increased $60.2 million during the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase is primarily attributable to the increase in debt of $4.75 billion from the February 2020 Senior Unsecured Notes offering and the November 2019 Senior Unsecured Notes offering, partially offset by a $2.05 billion reduction in debt as a result of the full redemption of the Second Lien Notes in February 2020 and full repayment of the CPLV CMBS Debt in November 2019. Additionally, the weighted average annualized interest rate of our debt decreased to 4.47% during the year ended December 31, 2020 from 4.95% during the year ended December 31, 2019 as a result of (i) the weighted average interest rate on the February 2020 Senior Unsecured Notes and the November 2019 Senior Unsecured Notes being lower than the weighted average interest rate of the Second Lien Notes and CPLV CMBS Debt, (ii) a decrease in LIBOR on the $100.0 million portion of our variable rate debt that is not hedged and (iii) a reduction in the interest rate on the Term Loan B Facility from LIBOR plus 2.00% to LIBOR plus 1.75%.

Interest Income

Interest income decreased $6.6 million during the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease was primarily driven by an overall decrease in our cash on hand throughout the current year as compared to the prior year, coupled with a decrease in the interest rates earned on our excess cash.

Interest income increased $0.2 million during the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily driven by proceeds from the February 2020 Notes Offering held in escrow, offset by an overall decrease in our cash on hand throughout 2020 as compared to the prior year, coupled with a decrease in the interest rates earned on our excess cash.

Loss on Extinguishment of Debt

During the year ended December 31, 2021, we recognized a loss on extinguishment of debt of $15.6 million resulting from the write-off of the unamortized deferred financing fees in connection with the full repayment of our Term Loan B Facility in September 2021. During the year ended December 31, 2020, we recognized a loss on extinguishment of debt of $39.1 million resulting from the full redemption of our Second Lien Notes in February 2020. During the year ended December 31, 2019, we recognized a loss on extinguishment of debt of $58.1 million resulting from the $110.8 million prepayment penalties associated with the full repayment of our CPLV CMBS Debt in November 2019, net of $55.4 million of which was reimbursed by Caesars.

Gain Upon Lease Modification

In 2020, in connection with the Eldorado Transaction and as required under ASC 842, we reassessed the lease classification of the Las Vegas Master Lease Agreement, Regional Master Lease Agreement and Joliet Lease Agreement and determined the leases meet the definition of a sales-type lease, including the land component of Caesars Palace Las Vegas. As a result of the reclassifications of the Caesars Lease Agreements from direct financing and operating leases to sales-type leases, in 2020, we recorded the investments at their estimated fair values as of the modification date and recognized a net gain equal to the difference in fair value of the assets and their carrying values immediately prior to the modification. No such similar transaction occurred in the current year.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity

As of December 31, 2021, our available cash balances, capacity under our Secured Revolving Credit Facility and additional available proceeds were as follows:

(In thousands)	December 31, 2021
Cash and cash equivalents	$705,566
Capacity under the Secured Revolving Credit Facility (1)	1,000,000

Total	$1,705,566

(1)

Subsequent to year end, on February 8, 2022, we entered into the Credit Agreement providing for the Credit Facilities, comprised of the Revolving Credit Facility in the amount of $2.5 billion and the Delayed Draw Term Loan in the amount of $1.0 billion, and concurrently terminated our Secured Revolving Credit Facility (including the first priority lien on substantially all of VICI PropCo’s and its existing and subsequently acquired wholly owned material domestic restricted subsidiaries’ material assets) and Existing Credit Agreement. The Credit Facilities include the option to increase the revolving loan commitments by up to $1.0 billion and increase the delayed draw term loan commitments or add one or more new tranches of term loans by up to $1.0 billion in the aggregate, in each case, to the extent that any one or more lenders (from the syndicate or otherwise) agree to provide such additional credit extensions.

We believe that we have sufficient liquidity to meet our material cash requirements, including our contractual obligations and commitments as well as our additional funding requirements, primarily through currently available cash and cash equivalents, cash received under our Lease Agreements, existing borrowings from banks, including our Delayed Draw Term Loan and undrawn capacity under our Revolving Credit Facility, and proceeds from future issuances of debt and equity securities (including issuances under our ATM Agreement (as defined below)) for the next 12 months and in future periods.

All of the Lease Agreements call for an initial term of between fifteen and thirty years with additional tenant renewal options and are designed to provide us with a reliable and predictable long-term revenue stream. However, the COVID-19 pandemic has adversely impacted our tenants and their financial condition, and may continue to do so, due to the impact of operating restrictions and limitations imposed from time to time, as well as potential property reclosures. In the event our tenants are unable to make all of their contractual rent payments as provided by the Lease Agreements, we believe we have sufficient liquidity from the other sources discussed above to meet all of our contractual obligations for a significant period of time. Additionally, we do not have any debt maturities until 2025. For more information, refer to the risk factors in Part I. Item 1A. Risk Factors in VICI REIT’s most recent Annual Report on Form 10-K.

Our cash flows from operations and our ability to access capital resources could be adversely affected due to uncertain economic factors and volatility in the financial and credit markets, including as a result of the COVID-19 pandemic. In particular, in connection with the COVID-19 pandemic and its impact on our tenants’ operations and financial performance, we can provide no assurances that our tenants will not default on their leases or fail to make full rental payments if their businesses become challenged due to, among other things, current or future adverse economic conditions. In addition, any such tenant default or failure to make full rental payments could impact our operating performance and result in us not satisfying the financial covenants applicable to our outstanding indebtedness, which could result in us not being able to incur additional debt, or result in a default. Further, current or future economic conditions could impact our tenants’ ability to meet capital improvement requirements or other obligations required in our Lease Agreements that could result in a decrease in the value of our properties.

Our ability to raise funds through the issuance of debt and equity securities and access to other third-party sources of capital in the future will be dependent on, among other things, uncertainties related to COVID-19 and the impact of our response and our tenants’ responses to COVID-19, general economic conditions, general market conditions for REITs, market perceptions and the trading price of our stock. We will continue to analyze which sources of capital are most advantageous to us at any particular point in time, but the capital markets may not be consistently available on terms we deem attractive, or at all.

Material Cash Requirements

Contractual Obligations

Our short-term obligations consist primarily of regular interest payments on our debt obligations, dividends to VICI REIT, including in connection with dividends to its common stockholders, normal recurring operating expenses, recurring expenditures for corporate and administrative needs and certain non-recurring expenditures. For more information on our material contractual commitments refer to Note 10 - Commitments and Contingent Liabilities in the notes to the consolidated Financial Statements included in Exhibit 99.1 of this Current Report on Form 8-K.

Our long-term obligations consist primarily of principal payments on our outstanding debt obligations and future funding commitments under our lease and loan agreements. As of December 31, 2021, we have $4.8 billion of debt obligations outstanding, none of which are maturing in the next twelve months. For a summary of principal debt balances and their maturity dates and principal terms, refer to Note 7 - Debt in the notes to the consolidated Financial Statements included in Exhibit 99.1 of this Current Report on Form 8-K. For a summary of our future funding commitments under our loan portfolio refer to Note 4 - Real Estate Portfolio in the notes to the consolidated Financial Statements included in Exhibit 99.1 of this Current Report on Form 8-K.

As described in our leases, capital expenditures for properties under the Lease Agreements are the responsibility of the tenants. Minimum capital expenditure spending requirements of the tenants are described in Note 4 - Real Estate Portfolio in the notes to the consolidated Financial Statements included in Exhibit 99.1 of this Current Report on Form 8-K.

Information concerning our material contractual obligations and commitments to make future payments under contracts such as our indebtedness and future minimum lease commitments under operating leases is included in the following table as of December 31, 2021. Amounts in this table omit, among other things, non-contractual commitments and items such as distributions to VICI REIT in connection with VICI REIT’s dividend payments and recurring or non-recurring operating expenses and other expenditures, including acquisitions and other investments:

	Payments Due By Period
(In thousands)	Total	2022	2023	2024	2025	2026 and Thereafter
Long-term debt, principal (1)
2025 Notes (2)	$750,000	$—	$—	$—	$750,000	$—
2026 Notes (2)	1,250,000	—	—	—	—	1,250,000
2027 Notes (2)	750,000	—	—	—	—	750,000
2029 Notes (2)	1,000,000	—	—	—	—	1,000,000
2030 Notes (2)	1,000,000	—	—	—	—	1,000,000
Secured Revolving Credit Facility (3)	—	—	—	—	—	—
Scheduled interest payments	1,262,469	198,802	198,802	196,427	181,875	486,563

Total debt contractual obligations	6,012,469	198,802	198,802	196,427	931,875	4,486,563

Leases and contracts
Future funding commitments – loan investments and lease agreements (4)	60,886	45,886	—	—	—	15,000
Office leases	7,726	933	857	857	899	4,180

Total leases and contract obligations	75,518	50,272	4,310	857	899	19,180

Total contractual commitments	$6,087,987	$249,075	$203,112	$197,284	$932,774	$4,505,743

(1)	Does not include long-term debt expected to be incurred to fund the consummation of the MGP Transactions.
(2)	The 2025 Notes, 2026 Notes, 2027 Notes, 2029 Notes and 2030 Notes will mature on February 15, 2025, December 1, 2026, February 15, 2027, December 1, 2029 and August 15, 2030, respectively.

(3)

Subsequent to year end, on February 8, 2022, we entered into the Credit Agreement providing for the Credit Facilities, comprised of the Revolving Credit Facility in the amount of $2.5 billion and the Delayed Draw Term Loan in the amount of $1.0 billion, and concurrently terminated our Secured Revolving Credit Facility (including the first priority lien on substantially all of VICI PropCo’s and its existing and subsequently acquired wholly owned material domestic restricted subsidiaries’ material assets) and Existing Credit Agreement.

(4)

The allocation of our future funding commitments is based on the construction draw schedule, commitment funding date or expiration date, as applicable, although we may be obligated to fund these commitments earlier than such date.

Additional Funding Requirements

In addition to the contractual obligations and commitments set forth in the table above, we have and may enter into additional agreements that commit us to potentially acquire properties in the future, fund future property improvements or otherwise provide capital to our tenants, borrowers and other counterparties, including through our put-call agreements and other agreements to which we have committed to fund capital improvements for our tenants, including VICI REIT’s “Partner Property Growth Fund.” We are also committed to funding the pending MGP Transactions, which are expected to close in the first half of 2022. We expect to fund the MGP Transactions with a mix of cash on hand and debt (through up to an additional $4.4 billion of long-term debt financing and/or under the bridge facility committed financing entered into in connection with the MGP Transactions (the “MGP Transactions Bridge Facility”, as the case may be). In particular, we currently intend to issue additional senior unsecured notes to fund a portion of the cash consideration for the entire cash portion of the MGP Transactions, but, absent such a long-term debt financing, we may borrow a similar amount under the MGP Transactions Bridge Facility, Delayed Draw Term Loan and/or undrawn capacity under our Revolving Credit Facility. To the extent we utilized the MGP Transactions Bridge Facility and/or undrawn capacity under our Revolving credit facility to fund the entirety or portion of the cash consideration for the MGP Transaction we would expect to refinance such amounts borrowed with long-term debt financing, as applicable, subject to market and other conditions. We anticipate funding future transactions with a mix of debt, equity and available cash.

Cash Flow Analysis

The table below summarizes our cash flows for the years ended December 31, 2021 and 2020:

(In thousands)	2021	2020	Variance	2020	2019	Variance
Cash, cash equivalents and restricted cash
Provided by operating activities	$886,204	$872,332	$13,872	$872,332	$661,360	$210,972
Provided by (used in) investing activities	43,939	(4,546,580)	4,590,519	(4,546,580)	(811,236)	(3,735,344)
(Used in) provided by financing activities	(510,822)	2,877,688	(3,388,510)	2,877,688	1,024,965	1,852,723

Net increase (decrease) in cash, cash equivalents and restricted cash	$419,321	$(796,560)	$1,215,881	$(796,560)	$875,089	$(1,671,649)

Cash Flows from Operating Activities

Net cash provided by operating activities increased $13.9 million for the year ended December 31, 2021 compared with the year ended December 31, 2020. The increase is primarily driven by an increase in cash rental income from the Eldorado Transaction in July 2020 and interest income from the addition of the Amended and Restated ROV Loan, the Chelsea Piers Mortgage Loan, the Forum Convention Center Mortgage Loan and the Great Wolf Mezzanine Loan to our real estate portfolio in July 2020, August 2020, September 2020 and June 2021, respectively. The increase was partially offset by the $64.2 million payment for early settlement of the outstanding interest rate swap agreements in September 2021.

Net cash provided by operating activities increased $211.0 million for the year ended December 31, 2020 compared with the year ended December 31, 2019. The increase was primarily due to (i) cash rental payments from the addition of Greektown, Hard Rock Cincinnati, the Century Portfolio, JACK Cleveland/Thistledown and the Harrah’s Original Call Properties to our real estate portfolio in May 2019, September 2019, December 2019, January 2020 and July 2020, respectively, as well as the CPLV Additional Rent Acquisition and the HLV Additional Rent Acquisition in July 2020 and (ii) interest income from the ROV Loan, Chelsea Piers Mortgage Loan and the Forum Convention Center Mortgage Loan, all of which were originated in 2020. The increase was partially offset by a decrease due to the prepayment of certain rent in December 2019 related to January 2020.

Cash Flows from Investing Activities

Net cash provided by investing activities increased $4,590.5 million for the year ended December 31, 2021 compared with the year ended December 31, 2020 and decreased $3,735.3 million for the year ended December 31, 2020 compared with the year ended December 31, 2019.

During the year ended December 31, 2021, the primary sources and uses of cash from investing activities included:

•	Proceeds from the repayment of the Amended and Restated ROV Loan and receipt of deferred fees of $70.4 million;

•	Payments to fund a portion of the Great Wolf Mezzanine Loan totaling $33.6 million;

•	Proceeds from net maturities of short-term investments of $20.0 million;

•	Proceeds from the sale of certain parcels of vacant land and Louisiana Downs in the aggregate amount of $13.3 million;

•	Final payment of the funding of a new gaming patio amenity at JACK Thistledown Racino of $6.0 million; and

•	Capitalized transaction costs of $20.7 million;

During the year ended December 31, 2020, the primary sources and uses of cash from investing activities included:

•	The JACK Cleveland/Thistledown Acquisition and the Eldorado Transaction for a total cost of $4,101.8 million, including acquisition costs;

•	The ROV Loan, the Chelsea Piers Mortgage Loan and the Forum Convention Center Mortgage Loan for a total cost of $535.5 million, including loan origination costs;

•	Proceeds from the sale of Harrah’s Reno and Bally’s Atlantic City in the aggregate amount of $50.1 million;

•	Proceeds from net maturities of short-term investments of $39.5 million;

•	Acquisition of property and equipment costs of $0.6 million; and

•	Deferred transaction costs of $0.3 million.

During the year ended December 31, 2019, the primary sources and uses of cash from investing activities included:

•	The acquisitions of Margaritaville, Greektown, Hard Rock Cincinnati and the Century portfolio for a total cost of $855.4 million, including acquisition costs;

•	Proceeds from net maturities of short-term investments of $43.8 million;

•	Proceeds from the sale of vacant, non-operating land of $1.0 million;

•	Acquisition of property and equipment cost of $0.6 million; and

•	Deferred transaction costs of $8.7 million.

Cash Flows from Financing Activities

Net cash used in financing activities decreased $3,388.5 million for the year ended December 31, 2021 compared with the year ended December 31, 2020 and increased $1,852.7 million for the year ended December 31, 2020 compared with the year ended December 31, 2019.

During the year ended December 31, 2021, the primary sources and uses of cash from financing activities included:

•	Contributions from Partners of $2,386.9 million in proceeds from its September 2021 equity offering and pursuant to the full physical settlement of its June 2020 forward sale agreement;

•	Full repayment of the $2,100.0 million outstanding aggregate principal amount of our Term Loan B Facility;

•	Distributions to Partners of $758.3 million in connection with dividend payments to its common stockholders;

•	Debt issuance costs of $31.1 million; and

•	Distributions of $8.3 million to non-controlling interest.

During the year ended December 31, 2020, the primary sources and uses of cash from financing activities included:

•

Contributions from Partners of $1,539.9 million in proceeds from the full physical settlement of its June 2019 forward sale agreements, the partial physical settlement of its June 2020 forward sale agreement and pursuant to its ATM program;

•	Gross proceeds from our February 2020 Senior Unsecured Notes offering of $2,500.0 million;

•	Full redemption of the $498.5 million outstanding aggregate principal amount of our Second Lien Notes, as well as the $39.0 million Second Lien Notes Applicable Premium, plus fees;

•	Reimbursement of the CPLV CMBS Debt prepayment penalty from Caesars in the amount of $55.4 million;

•	Distributions to Partners of $614.1 million in connection with dividend payments to its common stockholders;

•	Debt issuance costs of $57.8 million; and

•	Distributions of $8.2 million to non-controlling interest.

During the year ended December 31, 2019, the primary sources and uses of cash from financing activities included:

•	Contributions from Partners of $729.6 million in proceeds from its June 2019 equity offering and pursuant to its ATM program;

•	Gross proceeds from our November 2019 Senior Unsecured Notes offering of $2,250.0 million;

•	Full repayment of $1,550.0 million of our CPLV CMBS Debt, including the $110.8 million prepayment penalty plus fees;

•	Distributions to Partners of $227.0 million in connection with dividend payments to its common stockholders;

•	Debt issuance costs of $56.1 million; and

•	Distributions of $8.1 million to non-controlling interest.

Debt

For a summary of our debt obligations as of December 31, 2021, refer to Note 7 - Debt in the notes to the consolidated Financial Statements included in Exhibit 99.1 of this Current Report on Form 8-K. For a summary of our financing activities in 2021, refer to “Summary of Significant 2021 Activity - Financing and Capital Markets Activity” above.

Covenants

Our debt obligations are subject to certain customary financial and operating covenants that restrict our ability to incur additional debt, sell certain asset and restrict certain payments, among other things. In addition, these covenants are subject to a number of important exceptions and qualifications, including, with respect to the restricted payments covenant, the ability to make unlimited restricted payments in order for VICI REIT to maintain its REIT status.

At December 31, 2021, the we were in compliance with all required debt-related financial covenants.

CRITICAL ACCOUNTING ESTIMATES

Our Financial Statements are prepared in accordance with GAAP which requires us to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. We believe that the following discussion addresses our most critical accounting estimates, which are those that have a significant level of estimation uncertainty, requiring our most difficult, subjective and complex judgments, and significantly impacts the Balance Sheet and Statement of Operations in the reporting period. Actual results may differ from the estimates. Refer to Note 2 - Summary of Significant Accounting Policies in the notes to the consolidated Financial Statements included in Exhibit 99.1 of this Current Report on Form 8-K for a full discussion of our accounting policies.

Lease Accounting

We account for our investments in leases under ASC 842 “Leases” (“ASC 842”), which requires significant estimates and judgments by management in its application. Upon lease inception or lease modification, we assess the lease classification of both the land and building components of the property to determine whether each component should be classified as a direct financing, sales-type or operating lease. The determination of lease classification requires the calculation of the rate implicit in the lease, which is driven by significant estimates, including the estimation of both the value assigned to the land and building property components upon acquisition and the estimation of the unguaranteed residual value of such components at the end of the non-cancelable lease term. If the lease component is determined to be a direct financing or sales-type lease, revenue is recognized over the life of the lease using the rate implicit in the lease.

Management uses industry standard practices to estimate both the value assigned to the land and building property components upon acquisition and the unguaranteed residual value of such components, including comparable sales and replacement cost analyses. Although management believes its estimate of both the value assigned to the land and building property components upon acquisition and the unguaranteed residual value of such components is reasonable, no assurance can be given that such amounts will be correct. In particular a change in the estimates could have a material impact on the lease classification determination and the timing and amount of income recognized over the life of the lease.

Allowance for Credit Losses

ASC 326 “Credit Losses” (“ASC 326”) requires that we measure and record current expected credit losses (“CECL”) for the majority of our investments, the scope of which includes our Investments in leases - sales-type, Investments in leases - financing receivables and Investments in loans. We have elected to use a discounted cash flow model to estimate the Allowance for credit losses, or CECL allowance. This model requires us to develop cash flows which project estimated credit losses over the life of the lease or loan and discount these cash flows at the asset’s effective interest rate. We then record a CECL allowance equal to the difference between the amortized cost basis of the asset and the present value of the expected credit loss cash flows.

Expected losses within our cash flows are determined by estimating the probability of default (“PD”) and loss given default (“LGD”) of our tenants and their parent guarantors over the life of each individual lease or financial asset. The PD and LGD are estimated during a reasonable and supportable period for which we believe we are able to estimate future economic conditions (the “R&S Period”) and a long-term period for which we revert to long-term historical averages (the “Long-Term Period”). We are unable to use our historical data to estimate losses as we have no loss history to date.

Given the length of our leases, the Long-Term Period PD and LGD are the most material and significant drivers of the CECL allowance. The PD and LGD for the Long-Term Period are estimated using the average historical default rates and historical loss rates, respectively, of public companies over the past 35 years that have similar credit profiles or characteristics to our tenants and their parent guarantors. We have engaged a nationally recognized data analytics firm to assist us with estimating both the PD and LGD of our tenants and their parent guarantors. Changes to the Long-Term Period PD and LGD are generally driven by (i) updated studies from the nationally recognized data analytics firm we employ to assist us with calculating the allowance and (ii) changes in the credit rating assigned to our tenants and their parent guarantors.

The following table illustrates the impact on the CECL allowance of our investment portfolio as a result of a 10% increase and decrease in the weighted average percentages used to estimate Long-Term PD and LGD of all of our tenants and their parent guarantors:

($ in thousands)	Long-Term PD		Long-Term LGD
Change	Change in CECL Allowance %	Change in CECL Allowance $	Change in CECL Allowance %	Change in CECL Allowance $
10% increase	0.24%	$41,604	0.30%	$52,250
10% decrease	(0.26)%	$(43,147)	(0.30)%	$(50,333)

Although management believes its estimate of the Long-Term PD and LGD described above is reasonable, no assurance can be given that the Long-Term PD and LGD for our tenants, or other drivers of the CECL allowance, will be correct. Any significant variation of Long-Term PD or LGD from management’s expectations could have a material impact on our financial condition and operating results.